Exhibit 15.1

May 11, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the Form 6-K of Paragon Shipping Inc, dated May 10, 2012, and have the following comments:

1.	We agree with the statements made in the second and third paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the first, fourth and fifth paragraphs, including but not limited to:

i.	The change was approved by the audit committee of the board of directors; and

ii.
During each of the two most recent fiscal years and through the date of their report, neither Paragon Shipping Inc., nor anyone on its behalf consulted with Ernst & Young (Hellas) Certified Auditors-Accountants S.A on any matter that was subject to disagreement, as that term is defined in Item 16.F of Form 20-F and the related instructions to Item 16.F of Form 20-F, or a reportable event, as that term is defined in Item 16.F of Form 20-F.

Yours truly,

/s/ Deloitte Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece